Exhibit 3.1

CERTIFICATE OF INCREASE

OF

AUTHORIZED NUMBER OF SHARES

OF

12¾% CUMULATIVE EXCHANGEABLE PREFERRED STOCK

OF

GRANITE BROADCASTING CORPORATION

(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)

Granite Broadcasting Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

That the Third Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on May 3, 1994 and a Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 12¾% Cumulative Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereof, was filed in said office of the Secretary of State on January 31, 1997.

That the Board of Directors of the Corporation at a meeting held on June 30, 2006 duly adopted a resolution authorizing and directing an increase in the authorized number of shares of 12¾% Cumulative Exchangeable Preferred Stock of the Corporation, from

312,907 shares to 450,000 shares, all in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Granite Broadcasting Corporation has caused this certificate to be signed by Lawrence I. Wills, its Senior Vice President-Chief Financial Officer, this 30th day of June, 2006.

GRANITE BROADCASTING CORPORATION

By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Senior Vice President — Chief Financial Officer